UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 10, 2013

Material Sciences Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	01-8803	95-2673173
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
2200 East Pratt Boulevard Elk Grove Village, Illinois	60007
(Address of Principal Executive Offices)	(Zip Code)

(847) 439-2210
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 10, 2013, Material Sciences Corporation’s (the “Company”) Board of Directors (the “Board”) voted to increase the size of the Board from seven to eight directors and appointed Ryan J. Levenson to the Board for a term expiring at the 2013 annual meeting of shareowners, or until his successor is elected or qualified or until his earlier resignation or removal. All eight directors have also been nominated by the Board to  be presented for election to the Board by the shareowners of the Company at the 2013 annual meeting of shareowners.

A copy of the press release announcing Mr. Levenson’s appointment is attached as Exhibit 99.1.

As a non-employee director of the Company, Mr. Levenson will receive the compensation set forth in the Company’s Proxy Statement dated May 31, 2012, under the caption “How are directors compensated?,” which section is incorporated herein by reference.  Mr. Levenson has not yet been named to any committees of the Board.

MSC will also enter into its standard Indemnification Agreement with Mr. Levenson, a form of which was filed as Exhibit 10(r) to the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 1999, and is incorporated herein by reference. The Indemnification Agreement sets forth the terms under which the Company’s directors would be indemnified by the Company in accordance with the General Corporation Law of the State of Delaware. In addition, Mr. Levenson is covered by the Company’s directors’ and officers’ insurance policy.

There have been no transactions since the beginning of the last fiscal year, or any currently proposed transactions, in which the Company or any of its affiliates was or is to be a participant and in which Mr. Levenson has or had a direct or indirect material interest, nor does Mr. Levenson have any family relationship with any director or executive officer of the Company.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibit No.	Description of Exhibits

	99.1	Press Release dated May 10, 2013
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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATERIAL SCIENCES CORPORATION

(Registrant)

Date:	May 10, 2013	By:	/s/ Clifford D. Nastas
		Name:	Clifford D. Nastas
		Title:	Chief Executive Officer

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